Exhibit 99.1

LECG ANNOUNCES EXTENDED WAIVER OF COMPLIANCE WITH DEBT COVENANTS
AND RECEIPT OF INDICATION OF INTEREST TO ACQUIRE THE FIRM

Devon, Pa., Feb. 7, 2011 — Global business advisory services leader LECG Corporation (Nasdaq: XPRT) (“LECG” or the “Company”) today announced that it has obtained a limited duration waiver from its current lenders relating to LECG’s compliance with certain financial covenants under its term credit facility.  LECG also announced the receipt of an indication of interest to acquire the firm.

On February 1, 2011, the Company entered into a Ninth Amendment and Limited Duration Waiver to the Company’s Credit Agreement with the Bank of Montreal and the syndicate bank members under that facility (the “Term Credit Facility”).  The Limited Duration Waiver waives LECG’s compliance with certain financial covenants under the Term Credit Facility and is effective through February 28, 2011.

The Limited Duration Waiver is the third the Company has received since November 15, 2010.  The Term Credit Facility matures on March 31, 2011 and approximately $27.8 million is outstanding under the facility.  The Company does not have sufficient resources to repay amounts outstanding under the facility at this time.

As previously disclosed, the Company began to evaluate alternatives to refinance the Term Credit Facility in June 2010.  On November 8, 2010, the Company received a commitment letter from a commercial bank.  The commitment letter provided for a multi-year, senior secured revolving credit facility of up to $35 million (the “Proposed Revolving Credit Facility”).  The amount the Company would have been able to borrow under the Proposed Revolving Credit Facility was subject to ongoing sufficiency of the defined borrowing base and, among other things, required a limited guarantee of future financial performance by Great Hill Equity Partners III, L.P., which owns approximately 28 percent of the Company’s outstanding common stock and all of its outstanding Series A Convertible Redeemable Preferred Stock.

Following extensive evaluation, the Company determined that amounts available for borrowing under the Proposed Revolving Credit Facility would not be sufficient to repay amounts outstanding under the Term Credit Facility and to provide adequate additional operating capital required by the Proposed Revolving Credit Facility.  Furthermore, to date, the Company has not secured adequate supplemental funding, in the form of subordinated debt or other sources, required to meet the conditions imposed under the Proposed Revolving Credit Facility and provide adequate additional operating capital.

The Company, in conjunction with William Blair & Company, the Company’s financial advisor, continues to evaluate a variety of possible senior and subordinated debt and equity financing alternatives.  The process is ongoing.

Separately, the Company received a non-binding indication of interest with a view toward entering into a definitive acquisition transaction for the entire firm.

The non-binding indication of interest sets the enterprise value of LECG at $104 million, on a cash free, debt free basis.  This implies a value of up to $1 for each outstanding share of common stock after repayment of the Company’s existing debt and redemption of the Company’s Series A Convertible Redeemable Preferred Stock.  Under the terms of the transaction contemplated by the indication of interest, any additional indebtedness incurred by the Company before the closing of the transaction will reduce the implied value of common stock in the transaction.  The Company may incur such additional indebtedness to fund operations in the coming periods.

The Company’s board of directors has evaluated the indication of interest and has authorized the Company to negotiate definitive documentation with the party on the terms currently reflected in the indication of interest.

There is no assurance that the Company will enter into a binding acquisition agreement with the party or that the terms of such agreement will reflect the terms in the indication of interest.

About LECG

LECG is a global litigation; economics; consulting and business advisory; and governance, assurance, and tax expert services firm with approximately 1100 employees in offices around the world.  We provide independent expert testimony, original authoritative studies, strategic financial advisory services, and innovative business consulting solutions to Fortune Global 500 corporations, middle market firms, AmLaw 100 law firms, and government agencies worldwide.  LECG’s highly credentialed experts and professional staff conduct economic and financial analyses and perform independent verification to provide objective opinions and advice that inform legislative, judicial, regulatory, and business decision makers. LECG experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants.  Attest services are provided through LECG Partners, LLP, pursuant to an alternative practice structure.  LECG is not a licensed CPA firm.

Certain matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties, including but not limited the risks and uncertainties about whether the Company is able to refinance the amounts outstanding the Term Debt Facility, whether the lenders under the Term Debt Facility declare an event of default under the Term Debt Facility when it matures on March 31, 2011 and the ramifications of such event of default, and whether the Company will enter into a binding acquisition agreement and close the transaction contemplated in the indication of interest and the terms of such agreement.  The actual results of LECG could differ from those statements.  In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in LECG quarterly report on Form 10-Q for the quarter ended September 30, 2010 and any other reports filed by LECG with the Securities and Exchange Commission.  LECG cautions that the foregoing risks and uncertainties are not exclusive.

Investor Contacts

Annie Leschin

Investor Relations

415-775-1788

investor@lecg.com